UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, of the Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

CERBERUS CYBER SENTINEL CORPORATION

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

CERBERUS CYBER SENTINEL CORPORATION

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

July           , 2022

The accompanying Information Statement is furnished on behalf of Cerberus Cyber Sentinel Corporation, a Delaware corporation, by our Board of Directors, to holders of record as of the close of business on June 27, 2022 of our common stock, $0.00001 par value per share, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended. The purpose of the Information Statement is to inform our stockholders that, on June 27, 2022, the holders of a majority of our outstanding shares of common stock acted by written consent in lieu of a special meeting of stockholders to authorize and approve the following:

1.	An amended and restated certificate of incorporation, to, among other things, (i) increase our authorized shares of common stock from 250,000,000 to 300,000,000; and (ii) authorize the issuance of 50,000,000 shares of preferred stock, par value $0.00001 per share; and

2.	An amendment to our 2019 Equity Incentive Plan to increase the number of shares authorized for issuance under the plan from 25,000,000 to 60,000,000.

Our Board of Directors also approved the above-stated actions on June 14, 2022 and recommended that our stockholders also approve such actions. On June 27, 2022, stockholders holding approximately 61.96% of our outstanding voting stock executed a written consent approving the amended and restated certificate of incorporation and equity plan amendment, as permitted by the Delaware General Corporation Law, our certificate of incorporation, as amended, and our by-laws. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended, the amended and restated certificate of incorporation and equity plan amendment will automatically become effective on the twentieth calendar day after we mail the Information Statement to our stockholders, or about August           , 2022.

As the action set forth in this notice and the accompanying Information Statement has been duly authorized and approved by the written consent of the holders of at least a majority of our issued and outstanding voting securities, your vote or consent is not requested or required to approve the action. The accompanying Information Statement is provided solely for your information. The accompanying Information Statement also serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders. We encourage you to read this Information Statement carefully for further information regarding the corporate actions described herein.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Sincerely,

/s/ Debra L. Smith

Debra L. Smith
Secretary

Scottsdale, Arizona

July           , 2022

CERBERUS CYBER SENTINEL CORPORATION

6900 E. Camelback Road, Suite 240

Scottsdale, Arizona 85251

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934 AND

REGULATION 14C PROMULGATED THEREUNDER

INTRODUCTORY STATEMENT

General

We are a Delaware corporation with principal executive offices located at 6900 E. Camelback Road, Suite 240 Scottsdale, Arizona 85251. Our telephone number is (480) 389-3444. On June 27, 2022, holders of 85,085,000 shares of our common stock, $0.00001 par value per share, which constitutes a majority of our outstanding common stock as of such date, and our Board of Directors took action by written consent approving and adopting (i) an amended and restated certificate of incorporation, or the Amended and Restated Charter, to, among other things, (1) increase our authorized shares of common stock from 250,000,000 to 300,000,000; and (2) authorize the issuance of 50,000,000 shares of preferred stock, par value $0.00001 per share; and (ii) an amendment, or the Plan Amendment, to our 2019 Equity Incentive Plan, or the Plan, to increase the number of shares authorized for issuance under the Plan from 25,000,000 to 60,000,000.

This Information Statement is being distributed by our Board of Directors to the holders of record of our common stock as of June 27, 2022, or the Record Date, to notify such stockholders that the holders of a majority of our outstanding common stock have taken action by written consent, in lieu of a special meeting of stockholders, approving the Amended and Restated Charter and the Plan Amendment. The required vote was obtained on June 27, 2022 in accordance with the relevant sections of Delaware General Corporation Law, or the DGCL, our certificate of incorporation, and our by-laws. This Information Statement is being delivered only to inform you of the corporate actions described herein in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended.

Section 228 of the DGCL provides that any action required or permitted to be taken at a meeting of stockholders of a corporation may be taken without a meeting if a written consent thereto is signed by the stockholders holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Copies of this Information Statement are expected to be mailed on or about July           , 2022 to the holders of record of our common stock as of the Record Date. The corporate actions described herein will be effective approximately 20 calendar days after the mailing of this Information Statement.

Important Notice Regarding the Availability of Information Statement Materials in Connection with this Notice of Written Consent.

The Information Statement is available at www.cerberussentinel.com.

Stockholders Entitled to Notice

Each holder of record of our common stock, as of the Record Date, will be entitled to notice of each matter voted upon.

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Proxies

No proxies are being solicited. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Dissenting Stockholders

None of the DGCL, our certificate of incorporation or our by-laws provide holders of our common stock with dissenters’ or appraisal rights in connection with the actions described in this Information Statement.

Information Statement Costs

The entire cost of furnishing this Information Statement, including the preparation, assembly, and mailing of this Information Statement, will be borne by us.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

PLEASE NOTE THAT OUR MAJORITY STOCKHOLDERS HAVE VOTED TO APPROVE THE AMENDED AND RESTATED CHARTER AND THE PLAN AMENDMENT DESCRIBED HEREIN. THE NUMBER OF VOTES HELD BY THE STOCKHOLDERS EXECUTING THE WRITTEN CONSENT IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR SUCH ACTIONS UNDER APPLICABLE LAW AND OUR ORGANIZATIONAL DOCUMENTS, SO NO ADDITIONAL VOTES WILL BE NEEDED TO APPROVE THESE ACTIONS. THIS IS NEITHER A REQUEST FOR YOUR VOTE NOR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE APPROVAL OF THE AMENDED AND RESTATED CHARTER AND THE PLAN AMENDMENT, AND TO PROVIDE YOU WITH INFORMATION ABOUT THE AMENDED AND RESTATED CHARTER AND THE PLAN AMENDMENT AS WELL AS THE BACKGROUND OF THESE CORPORATE ACTIONS.

THE AMENDED AND RESTATED CHARTER AND THE PLAN AMENDMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERIT OF THESE ACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Vote Required to Approve the Amended and Restated Charter and the Plan Amendment

As of the Record Date, there were 124,980,767   shares of our common stock issued and outstanding. For the approval of the Amended and Restated Charter and the Plan Amendment, the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote was required.

Consenting Majority Stockholders

On June 27, 2022, our stockholders holding in aggregate of 85,085,000 shares of our common stock, or approximately 61.96% of our issued and outstanding common stock, delivered a written consent to us approving and adopting the corporate actions described in this Information Statement. For a detailed breakdown of the beneficial ownership of our common stock, please see “Security Ownership of Certain Beneficial Owners and Management” below.

Pursuant to Section 14(c) of the Exchange Act and the rules promulgated thereunder, the Amended and Restated Charter and the Plan Amendment, being subject to approval of our stockholders, cannot become effective until at least 20 calendar days after the initial mailing of this Information Statement to our stockholders.

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

General Information

As of the date hereof, pursuant to our certificate of incorporation, as amended, we are authorized to issue up to 250,000,000 shares of capital stock, all of which are designated as common stock. Pursuant to the Amended and Restated Charter, we propose to, among other things, (1) increase our authorized shares of common stock from 250,000,000 to 300,000,000; and (2) authorize the issuance of 50,000,000 shares of preferred stock, par value $0.00001 per share.

The holders of a majority of our outstanding common stock have given their written consent to the Amended and Restated Charter. We will file the Amended and Restated Charter with the Secretary of State of Delaware no earlier than 20 calendar days from the date of mailing of this Information Statement. A copy of the form of the Amended and Restated Charter is attached hereto as Annex A.

The primary purpose of the Amended and Restated Charter is to make available for future issuance by us shares of preferred stock and additional shares of common stock and to have a sufficient number of authorized and unissued shares of common stock and preferred stock to maintain flexibility in our corporate strategy and planning. We believe that it is in the best interests of our company and our stockholders to have additional authorized but unissued shares available for issuance to meet business needs as they arise. Our Board of Directors believes that the availability of these shares will provide our company with the flexibility to issue common stock and preferred stock for possible future financings, acquisitions, stock option plans, and other proper corporate purposes that may be identified in the future by our Board of Directors, without the possible expense and delay of holding a special stockholders’ meeting. The issuance of shares of preferred stock and additional shares of common stock may have a dilutive effect on earnings per share and, for our stockholders who do not purchase additional shares to maintain their pro rata interest in our company, on such stockholders’ percentage voting power.

The authorized shares of common stock in excess of those issued will be available for issuance at such times and for such corporate purposes as our Board of Directors may deem advisable, without further action by our stockholders, except as may be required by applicable law or by the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of our common stock. Holders of our common stock have no preemptive rights. The availability of additional shares of common stock is particularly important in the event that our Board of Directors determines to undertake any actions on an expedited basis and thus to avoid the time, expense, and delay of seeking stockholder approval in connection with any potential issuance of common stock, of which we have none contemplated at this time other than as discussed herein.

Principal Effects on Outstanding Common Stock

The increase in the authorized common stock will affect the rights of existing holders of common stock to the extent that future issuances of common stock will reduce each existing stockholder’s proportionate ownership and may dilute earnings per share of the common stock outstanding at the time of any such issuance.

Upon the effectiveness of the Amended and Restated Charter, our Board of Directors also will have the authority to establish series of preferred stock and the rights and privileges of each series so established, including establishing the number of shares constituting a series, dividend rights (including preferential rights to dividends), voting rights, conversion or exchange rights, redemption rights, sinking fund provisions, and rights in the event of voluntary or involuntary liquidation or dissolution (including preferential rights to payments in the event of dissolution or liquidation). All of the foregoing rights, preferences, privileges, and limitations may adversely affect certain rights of holders of our common stock, including, but not limited to (i) dividend preference, (ii) voting rights, and (iii) liquidation rights.

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Potential Anti-Takeover Effect

The increase in the authorized number of shares of common stock and creation of preferred stock could have possible anti-takeover effects. The authorized but unissued shares of common stock and preferred stock could, within the limits imposed by applicable law, be issued in one or more transactions that could make a change of control of our company more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons that would support our Board of Directors in a potential takeover situation, including by preventing or delaying a proposed business combination that may be opposed by our Board of Directors although perceived to be desirable by some of our stockholders. Our Board of Directors does not have any current knowledge of any effort by any third party to accumulate our securities or obtain control of us by means of a merger, tender offer, solicitation in opposition to management, or otherwise.

While the Amended and Restated Charter may have anti-takeover ramifications, our Board of Directors believes that the financial flexibility offered by the Amended and Restated Charter outweighs any potential disadvantages. To the extent that the Amended and Restated Charter may have anti-takeover effects, the Amended and Restated Charter may encourage persons seeking to acquire us to negotiate directly with our Board of Directors, enabling our Board of Directors to consider the proposed transaction in a manner that best serves our stockholders’ interests.

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INCREASE TO THE 2019 PLAN

General Information

Our 2019 Equity Incentive Plan, or the 2019 Plan, was adopted by our Board of Directors on June 6, 2019, and our stockholders holding a majority of the outstanding shares of our common stock approved and adopted the 2019 Plan. The purpose of the 2019 Plan is to attract and retain the best available personnel, provide additional incentives to employees, officers, directors, and consultants who provide services to us or our affiliates, each as defined in the 2019 Plan, and to increase their interest in our welfare and promote the success of our business. As of June 27, 2022, there were outstanding issued but unexercised options under the 2019 Plan to acquire 25,000,000 shares of our common stock at a weighted average exercise price of $2.17 per share. As of June 27, 2022, no shares remained available for future grant under the 2019 Plan. Shares exceeding the plan limit totaled 11,312,835 and had a weighted average exercise price of $4.11 The material features of the 2019 Plan are outlined below. As of June 27, 2022, approximately 296 employees, 5 officers, 5 non-employee directors, and 18 consultants were eligible to participate in the 2019 Plan.

In order to enable us to continue to offer meaningful equity-based incentives to our employees, officers, directors, and consultants, holders of a majority of the outstanding shares of our common stock and our Board of Directors believe it is both necessary and appropriate and in the best interest of our company and our stockholders to increase the number of shares of our common stock available for these purposes. As a result, on June 14, 2022, our Board of Directors approved the Plan Amendment to increase the number of shares authorized for issuance under the 2019 Plan from 25,000,000 to 60,000,000. Holders of a majority of the outstanding shares of our common stock approved the Plan Amendment on June 27, 2022. The increase in the number of shares authorized for issuance is the only change to the Plan, a summary of which is provided below.

Summary of the Plan

The following is a summary of the principal features of the 2019 Plan. All references to the 2019 Plan in this section refer to the 2019 Plan, as amended by the Plan Amendment. The following description is intended to be a summary of the material provisions of the 2019 Plan. It does not purport to be a complete description of all the provisions of the 2019 Plan, and is qualified in its entirety by reference to the complete text of the 2019 Plan, a copy of which is available as Exhibit 10.4 to the Annual Report on Form 10-K filed with the SEC on March 30, 2020.

The 2019 Plan currently is effective until June 6, 2029. Under the 2019 Plan, we may grant Incentive Stock Options, Non-Qualified Stock Options, and Bonus Stock Awards. The persons eligible to receive awards under the 2019 Plan consist of our officers, directors, employees, and consultants as further described in the 2019 Plan.

Administration

The 2019 Plan is administered by the compensation committee of our Board of Directors, except to the extent our Board of Directors elects to administer the 2019 Plan (subject to limitations described in the 2019 Plan). Subject to the terms of the 2019 Plan, the committee is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2019 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2019 Plan.

Available Shares

A maximum of 25,000,000 shares of common stock may be issued under the 2019 Plan. Any shares covered by an award which is forfeited, canceled, or expires shall be deemed to have not been issued for purposes of determining the maximum aggregate number of shares which may be issued under the 2019 Plan. Shares that actually have been issued under the 2019 Plan pursuant to an award shall not be returned to the 2019 Plan and shall not become available for future issuance under the 2019 Plan. As of June 27, 2022, no shares remained available for future grant under the 2019 Plan. The Plan Amendment will increase the number of shares authorized for issuance under the 2019 Plan from 25,000,000 to 60,000,000.

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Types of Awards

The 2019 Plan permits us to grant stock options and bonus stock awards.

Stock Options. The committee is authorized to grant stock options, including both incentive stock options and non-qualified stock options. The committee determines the exercise price per share subject to an option; however, the per share exercise price of an option must not be less than the fair market value of a share of our common stock on the grant date. The committee generally will fix the maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service, except that no option may have a term exceeding 10 years. Options may be exercised by payment of the exercise price in any form of legal consideration specified by the committee, including cash, shares (including cancellation of a portion of the shares subject to the award), outstanding awards, or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction, or a cashless exercise, as determined by the committee.

Bonus Stock Awards. The committee is authorized to grant shares of our common stock pursuant to bonus stock awards. Each bonus stock award may be in the form and contain the terms and conditions as the committee deems appropriate. In the discretion of the committee, payment for shares of common stock granted pursuant to a bonus stock award is not required and common stock awarded pursuant to a bonus stock award may be fully vested.

Performance-Based Compensation

The committee is authorized to grant performance awards to participants on terms and conditions established by the committee. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares of our common stock (in which case they are referred to as performance shares) or by reference to a designated amount of property, including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares of our common stock or other property, or any combination thereof, as determined by the committee.

Change in Control

Upon the occurrence of a “change in control,” as defined in the 2019 Plan, the surviving entity or purchaser will assume our obligations under the outstanding awards under the 2019 plan, provided that if such purchaser refuses to assume such awards, each outstanding awards will automatically become fully vested and exercisable and be released from any repurchase or forfeiture provisions immediately prior to the effective date of such change in control, subject to certain exceptions and limitations further described in the 2019 Plan.

Amendment and Termination

Our Board of Directors may terminate or amend the 2019 Plan unless necessary to comply with applicable law, in which case we must obtain stockholder of any such amendment. The 2019 Plan will terminate upon the tenth anniversary of the effective date of the 2019 Plan, which is June 5, 2029. Any amendment or termination of the 2019 Plan shall not affect awards previously granted unless mutually agreed upon by us and the grantee of such previously granted and outstanding awards.

Transferability

Awards granted under the 2019 Plan, and any interest therein, are not transferable or assignable by participants, and may not be made subject to execution, attachment, or similar process, otherwise than by will or by the laws of descent and distribution, except that awards other than incentive stock options may be transferred to family members, family member trusts, family limited partnerships, and other family member entities as the committee may approve prior to any such transfer.

Tax Withholding

The committee may establish such rules and procedures as it considers desirable in order to satisfy any obligation of our company to withhold the statutory prescribed minimum amount of federal or state income taxes or other taxes with respect to the grant, exercise, or payment of any award under the 2019 Plan, including procedures for a grantee to have shares of common stock withheld from the total number of shares of common stock to be issued or purchased upon grant or exercise of an award. Prior to issuance of any shares of common stock, the grantee must pay or make adequate provision acceptable to the committee for the satisfaction of the statutory minimum prescribed amount of any federal or state income or other tax withholding obligations of our company, if applicable. Upon grant, exercise, or payment of an award, we must withhold or collect from the grantee an amount sufficient to satisfy such tax withholding obligations.

Summary of Federal Income Tax Consequences of the 2019 Plan

The following discussion applies to the 2019 Plan and is based on federal income tax laws and regulations in effect. It does not purport to be a complete description of the federal income tax consequences of the 2019 Plan, nor does it describe the consequences of applicable state, local, or foreign tax laws. Accordingly, any person receiving a grant under the 2019 Plan should consult with his or her own tax adviser. The 2019 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

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Incentive Stock Options

An employee granted an incentive stock option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the incentive stock option over the option exercise price may be subject to the alternative minimum tax imposed by Section 55 of the Code.

Upon disposition of stock acquired on exercise of an incentive stock option, long-term capital gain or loss is recognized in an amount equal to the difference between the sale price and the incentive stock option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the incentive stock option holder disposes of the acquired stock without complying with both of these holding period requirements (“Disqualifying Disposition”), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive stock option is exercised, or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the stock is held. If the stock is held for more than 12 months, such gain or loss will be a long-term capital gain or loss. Special rules apply if the stock acquired upon exercise is subject to vesting or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers, or 10% stockholders.

We are not entitled to a tax deduction upon either exercise of an incentive stock option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition.

Non-Qualified Stock Options

With respect to a holder of non-qualified options, the option holder does not recognize taxable income on the date of the grant of the non-qualified option but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. When the option holder sells the stock acquired upon exercise of the non-qualified options, the option holder generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the option holder’s basis in the stock (generally, the exercise price plus the amount taxed to the option holder as ordinary income). If the stock is held for more than 12 months, such gain or loss will be a long-term capital gain or loss. Special rules apply if the stock acquired upon exercise is subject to vesting or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers, or 10% stockholders. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

Bonus Stock Awards

With respect to a holder of a bonus stock award that is fully vested upon grant, the holder of the award is taxed upon receipt of the stock based on the fair market value of the stock at that time. The amount of income subject to tax is the difference between the fair market value of the stock minus the amount paid for the stock, if any, and the stock’s holding period begins immediately after the award is granted. With respect to a holder of a bonus stock award subject to vesting, under normal federal income tax rules, the holder is not taxed at the time of the grant (assuming no election under Code Section 83(b) has been made, as discussed below); instead, the holder is taxed at vesting, when the restrictions lapse. The amount of income subject to tax is the difference between the fair market value of the stock at the time of vesting minus the amount paid for the stock, if any. The tax holding period begins at the time of vesting, and the tax basis is equal to the amount paid for the stock plus the amount included as ordinary compensation income. Upon a later sale of the stock, assuming the stock is held as a capital asset, the holder would recognize capital gain income or loss; whether such capital gain would be a short- or long-term gain would depend on the time between the beginning of the holding period at vesting and the date of the subsequent sale.

Under Code Section 83(b), holders of bonus stock awards subject to vesting can change the tax treatment of their bonus stock awards if they file a written 83(b) election with the Internal Revenue Service no later than 30 days after the date of the grant. An 83(b) election is an election to include the fair market value of the stock at the time of the grant minus the amount paid for the stock (if any) as part of income (without regard to the restrictions). If an 83(b) election is timely made, tax withholding is required at the time the bonus stock award shares are received. In addition to the immediate income inclusion, an 83(b) election will cause the stock’s holding period to begin immediately after the award is granted. If an 83(b) election is timely made, holders of bonus stock awards are not subject to income tax when the stock vest (regardless of the fair market value at the time of vesting), and they are not subject to further tax until the stock is sold. Subsequent gains or losses of the stock would be capital gains or losses (assuming the stock is held as a capital asset). However, if the vesting requirements are not satisfied and the stock is forfeited, the holder generally would not be entitled to any refund of taxes previously paid or a tax loss with respect to the forfeited stock. We are entitled to a tax deduction only for amounts on which a holder of a bonus stock award must pay income taxes, regardless of whether an 83(b) election is made.

Plan Benefits

The following table discloses all awards granted to the persons or groups specified below under the 2019 Plan in excess of the number of shares currently authorized for issuance under the 2019 Plan:

Name and Position	Number of Shares Underlying Options and Bonus Stock Awards	Dollar Value($)(1)
David G. Jemmett, Chief Executive Officer	-	-
William Santos, Former President	-	-
Bryce Hancock, Former President and Chief Operating Officer	-	-
Debra L. Smith, Chief Financial Officer	505,000	$2,073,210
Executive Group	2,649,000	$5,765,719
Non-Executive Director Group	-	-
Non-Executive Officer Employee Group	8,675,149	$33,104,210

(1) Represents the fair value of stock options and bonus stock awards held by each person or group identified herein as of June 27, 2022, calculated using the closing price of our common stock on June 27, 2022.

Future awards under the 2019 Plan will be subject to the discretion of our Board of Directors and will depend on a variety of factors, including the value of our common stock at the time of grant, as well as company and individual performance. Accordingly, it is not possible to determine the future benefits that will be received by eligible participants under the 2019 Plan.

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Equity Compensation Plan Information

The following table summarizes certain information regarding our equity compensation plan as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	25,000,000	$1.11	-
Equity compensation plans not approved by security holders (2)	9,734,088	$4.12	-
Total	34,734,088	$1.97	-

(1)	Consists of the 2019 Equity Incentive Plan. The aggregate number of shares of common stock that may be issued pursuant to options granted under this Plan or Bonus Stock Awards under this Plan shall not exceed 25,000,000 shares. For a description of this plan, see Note 10 to our 2021 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
(2)	Consists of shares underlying stock options granted in excess of the 2019 Plan limits.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during the years ended December 31, 2021 and 2020 to our Chief Executive Officer, our next two most highly compensated executive officers who were serving as executive officers on December 31, 2021 and one additional individual who served as an executive officer during the year ended December 31, 2021 but was not serving as an executive officer on December 31, 2021 (our “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David G. Jemmett	2021	250,000	90,213	-	-	-	-	-	340,213
Chief Executive Officer	2020	208,958	-	-	-	-	-	-	208,958
William Santos	2021	121,875	7,500	-	-	-	-	28,125	157,500
Former President (2)	2020	247,708	-	-	180,744	-	-	-	428,452
Bryce Hancock	2021	225,000	-	-	-	-	-	-	225,000
Former President and Chief Operating Officer (3)	2020	9,375	-	-	3,333,345	-	-	-	3,342,720
Debra L. Smith	2021	183,333	55,000	-	532,611	-	-	-	770,944
Chief Financial Officer (4)	2020	-	-	-	-	-	-	-	-

(1)	The amounts in this column reflect the fair value on the grant date of the option awards granted to the named executive officer, calculated in accordance with ASC Topic 718. Stock options were valued using the Black-Scholes model. The grant-date fair value does not necessarily reflect the value of shares which may be received in the future with respect to these awards. The grant-date fair value of the stock options in this column is a non-cash expense that reflects the fair value of the stock options on the grant date and therefore does not affect our cash balance. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our common stock on the date of exercise. For a discussion of the assumptions made in the valuation of the stock options, see Note 10 to our consolidated financial statements included elsewhere in this Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	Mr. Santos resigned on July 16, 2021. In connection with his resignation, he received a portion of his guaranteed bonus, or $7,500, and a severance payment of $28,125.

(3)	Mr. Hancock resigned on February 15, 2022.

(4)	Ms. Smith was appointed to serve as our Vice President of Finance on February 1, 2021 and as our Chief Financial Officer on June 18, 2021.

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Outstanding Equity Awards as of December 31, 2021

The following table summarizes the outstanding equity awards held by each named executive officer as of December 31, 2021.

Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

David G. Jemmett	-	-	-	-	-

William Santos	July 15, 2019(1) (3)	2,832,500	167,500	$0.38	July 15, 2024
	January 29, 2020(2) (3)	469,583	530,417	$0.50	January 20, 2025

Bryce Hancock	December 15, 2020(4) (5)	900,000	2,100,000	$2.00	December 15, 2025

Debra L. Smith	February 1, 2021(6)	-	500,000	$2.00	February 1, 2026

(1)	33% of the shares underlying this option vested on the one year anniversary from the grant date, with the remainder vesting in 24 equal installments on the last day of each month thereafter.

(2)	33% of the shares underlying this option vested on the one year anniversary of the grant date with the remainder vesting monthly over the subsequent 12-month period.
(3)	On July 16, 2021, Mr. Santos resigned and, as of such date, 3,302,083 of Mr. Santos’ aggregate options to purchase 4,000,000 shares of our common stock had vested and the remainder of unvested options were forfeited.
(4)	30% of the shares underlying this option vested on the one year anniversary from the grant date, with the remainder vesting in 24 equal installments on the last day of each month thereafter.
(5)	On February 15, 2022, Mr. Hancock resigned and, as of such date, 1,075,000 of Mr. Hancock’s aggregate options to purchase 3,000,000 shares of our common stock had vested and remainder of unvested options of Mr. Hancock’s 1,925,000 shares were forfeited.
(6)	30% of the shares underlying this option vested at the one year anniversary from the grant date of February 1, 2021, with the remainder vesting in 24 equal installments on the last day of each month thereafter.

Employment Agreements with our Named Executive Officers

David G. Jemmett

On September 30, 2019, we entered into an employment agreement with Mr. Jemmett to serve as our Chief Executive Officer (the “Jemmett Employment Agreement”). The Jemmett Employment Agreement is evergreen and can be terminated by either party. Pursuant to the Jemmett Employment Agreement, Mr. Jemmett earned an initial annual base salary of $225,000, which was increased to an annual base salary of $250,000 upon our common stock becoming quoted on the OTC Markets. Mr. Jemmett’s base salary may be increased in accordance with our normal compensation and performance review policies. He is entitled to receive a discretionary annual bonus of up to 100% of his annual base salary, at the discretion of our Board of Directors, based on performance and our objectives. Subject to approval by our Board of Directors, Mr. Jemmett is entitled to additional stock options under our 2019 Equity Incentive Plan. The stock options will vest at 33% on the one-year anniversary of the Jemmett Employment Agreement and the remaining 66% of the options will vest monthly over the next 12 months. As of December 31, 2021, our Board of Directors had not approved or granted any stock options to Mr. Jemmett. On July 31, 2021, a bonus of $90,213 was accrued for Mr. Jemmett and subsequently paid on February 15, 2022. Mr. Jemmett is also eligible to participate in our standard benefit plans.

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William Santos

On May 15, 2019, we entered into an employment agreement with Mr. Santos to serve as our Chief Operating Officer (the “Santos Employment Agreement”). The Santos Employment Agreement is evergreen and could be terminated by either party. Pursuant to the Santos Employment Agreement, as amended, Mr. Santos earned an initial base annual salary of $225,000, with an annual guaranteed bonus of $15,000, which could be increased to an annual base salary of $245,000 upon our company achieving gross annual revenue of $20,000,000 in any calendar year and an increase to an annual base salary of $300,000 upon our company achieving gross annual revenue of $40,000,000 in any calendar year. Mr. Santos was entitled to receive a discretionary annual bonus of up to 100% of his annual base salary, at the discretion of our Board of Directors, based on performance and company objectives. Subject to approval by our Board of Directors, Mr. Santos was entitled to stock options to purchase 3,000,000 shares of our common stock under our 2019 Equity Incentive Plan. Mr. Santos was also eligible to participate in our standard benefit plans. Mr. Santos resigned on July 16, 2021 in connection with his resignation, he received a portion of his guaranteed bonus, or $7,500, and a severance payment of $28,125.

Bryce Hancock

On December 14, 2020, we entered into an employment agreement with Mr. Hancock to serve as our Chief Operating Officer (the “Hancock Employment Agreement”). The Hancock Employment Agreement was evergreen and could be terminated by either party. Pursuant to the Hancock Employment Agreement, Mr. Hancock earned an initial base annual salary of $225,000, which could be increased at the discretion of our Board of Directors. Mr. Hancock was also eligible to participate in our standard benefit plans. Mr. Hancock resigned on February 15, 2022.

Debra L. Smith

On December 31, 2020, we entered into an employment agreement with Ms. Smith to serve as our Executive Vice President of Finance, effective as of February 1, 2021 (the “Smith Employment Agreement”). Pursuant to the Smith Employment Agreement, Ms. Smith earns an initial base annual salary of $200,000, with an increase upon our listing to a national exchange, subject to approval by the Company’s Board of Directors, a guaranteed bonus of $60,000 to be paid quarterly, and an additional $60,000 at the end of each fiscal year at the discretion of our Board of Directors. Ms. Smith is also eligible to participate in our standard benefit plans. On June 18, 2021, we appointed Ms. Smith to serve as Chief Financial Officer. The terms of the original Smith Employment Agreement remained in force.

Director Compensation

The following table sets forth for each director certain information concerning their compensation for the year ended December 31, 2021:

Name (2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David G. Jemmett	-	-	-	-	-	-	-
Stephen Scott	-	-	-	-	-	-	-
Robert C. Oaks	-	-	-	-	-	-	-
Scott Holbrook	-	-	-	-	-	-	-
Andy McCain	-	-	-	-	-	-	-
Sandra Morgan	-	-	205,919	-	-	-	205,919
Kiki VanDeWeghe	-	-	237,734	-	-	-	237,734

Notes:

(1)	The amounts in this column reflect the fair value on the grant date of the option awards granted to the named executive, calculated in accordance with ASC Topic 718. Stock options were valued using the Black-Scholes model. The grant-date fair value does not necessarily reflect the value of shares which may be received in the future with respect to these awards. The grant-date fair value of the stock options in this column is a non-cash expense that reflects the fair value of the stock options on the grant date and therefore does not affect our cash balance. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our common stock on the date of exercise. For a discussion of the assumptions made in the valuation of the stock options, see Note 10 to our consolidated financial statements, which are included elsewhere in this Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	All directors receive reimbursement for reasonable out of pocket expenses in attending Board meetings and for participating in our business.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 27, 2022 for (a) the named executive officers, (b) each of our directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of June 27, 2022 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 136,719,649 shares of common stock outstanding on June 27, 2022.

Security Ownership of Certain Beneficial Holders

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent
Jemmett Enterprises, LLC	66,435,000	(2)	48.59%

Security Ownership of Directors and Executive Officers

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent
David G. Jemmett	66,435,000	(2)	48.59%
Debra L. Smith	222,916	(3)	*
Ashley N. Devoto	62,500	(4)	*
Stephen H. Scott, Jr.	18,650,000	(5)	13.64%
Ret. General Robert C. Oaks	400,000	(6)	*
R. Scott Holbrook	400,000	(6)	*
Andrew K. McCain	3,775,000	(7)	2.75%
Kiki VanDeWeghe	116,666	(8)	*
Directors & Executive Officers as a Group (10 persons)	90,062,082		65.86%

Notes:

*	Less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the address of record is c/o Cerberus Cyber Sentinel Corporation, 6900 E. Camelback Road, Suite 240, Scottsdale, Arizona 85251.
(2)	Consists of 66,435,00 shares, Mr. Jemmett is the managing member of Jemmett Enterprises, LLC and has voting and dispositive power over such shares.
(3)	Consists of 222,916 shares issuable upon exercise of options exercisable within 60 days after June 27, 2022.
(4)	Consists of 62,500 shares held directly by Ms. Devoto.
(5)	Consists of 12,900,000 shares held directly by Mr. Scott, 5,000,000 shares beneficially held by TVMT LLC, 500,000 shares beneficially held by Scott Revocable Trust and 250,000 shares beneficially held by JLS 401k Trust.
(6)	Consists of 400,000 shares issuable upon the exercise of options exercisable within 60 days after June 27, 2022.
(7)	Consists of (i) 375,000 shares held indirectly as executor of the Andrew and Lucy McCain Family Trust, for which Mr. McCain has voting and dispositive power; (ii) 3,000,000 shares held by Hensley & Company, for which Mr. McCain has voting and dispositive power; and (iii) 400,000 shares issuable upon the exercise of options exercisable within 60 days after June 27, 2022.
(8)	Consists of 116,666 shares issuable upon the exercise of options exercisable within 60 days after June 27, 2022.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for information statements with respect to two or more stockholders sharing the same address by delivering a single Information Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of this Information Statement and would like to participate in our householding program, please contact our Corporate Secretary by calling (480) 389-3444, or by mailing a request to Attn: Corporate Secretary, 6900 E. Camelback Road, Suite 240, Scottsdale, Arizona 85251. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of this Information Statement, please contact our Corporate Secretary as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker, or other holder of record to request information about householding.

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ANNEX A

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
CERBERUS CYBER SENTINEL CORPORATION

The corporation was incorporated under the name “Cerberus Cyber Sentinel Corporation” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on March 5, 2019. This Amended and Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The certificate of incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the corporation is Cerberus Cyber Sentinel Corporation (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is c/o Agents and Corporations, Inc., 1201 Orange Street, Suite 600, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is Agents and Corporations, Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “General Corporation Law”).

FOURTH.

A. Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Three Hundred Fifty Million (350,000,000) shares, divided into: (i) Three Hundred Million (300,000,000) shares, par value $0.00001 per share, of common stock (the “Common Stock”); and (ii) Fifty Million (50,000,000) shares, par value $0.00001 per share, of preferred stock (the “Preferred Stock”).

B. Common Stock.

1. Dividends. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion shall determine.

2. Voting Rights. Except as otherwise provided by or pursuant to the provisions of this certificate of incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock) (as the same may be amended or amended and restated, this “Certificate of Incorporation”) or by applicable law, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

3. Liquidation Rights. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, in the event of any liquidation, dissolution, or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution, or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation within the meaning of this Section 3.

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C. Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special, or other rights, if any, and the qualifications, limitations, or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special, and other rights of each series of Preferred Stock, if any, and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, no holder of any series of Preferred Stock then outstanding, as such, shall be entitled to any voting powers in respect thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law, without the separate vote of the holders of the Preferred Stock as a class.

FIFTH. Board of Directors.

A. Management; Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. Removal of Directors. Any director or the entire Board of Directors may be removed, solely by the affirmative vote of the holders of at least a majority of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

C. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal, or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification, or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

D. No Written Ballot. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

E. Amendment of By-laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend, and repeal the by-laws of the Corporation.

F. Special Meetings of Stockholders. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, special meetings of stockholders for any purpose or purposes may be called at any time, but only by (a) the Chief Executive Officer or (b) the Board of Directors, and shall be called by the Chief Executive Officer at the request of the holders of not less than one-tenth of all outstanding shares of the corporation entitled to vote at the meeting. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons. Any meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

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SIXTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law. Any amendment, modification, or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article SEVENTH.

EIGHTH. Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Arizona or, if such court lacks jurisdiction, the state district court of the Maricopa County, Arizona, shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation or any director, officers, or other employee of the Corporation pursuant to any provision of the Delaware General Corporation Law, this Certificate of Incorporation, or the by-laws of the Corporation, or (D) any action or proceeding asserting a claim against the Corporation or any director, officers, or other employee governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to (i) the provisions of this Article EIGHTH and (ii) jurisdiction and venue in the United States District Court for the District of Arizona and the state district court of Maricopa County, Arizona. If any action within the scope of this Article EIGHTH is filed by or in the name of any party subject to this Article EIGHTH (a “Violating Party”) in violation of this Article EIGHTH (a “Violating Action”), the Violating Party shall be deemed to have consented to (A) the personal jurisdiction of Arizona federal and state courts in connection with any action brought in any such court to enforce this Article EIGHTH and (B) having services of process made upon the Violating Party in any such action by service upon the Violating Party’s counsel in the Violating Action as agent for such shareholder.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Amended and Restated Certificate of Incorporation this __ day of ______, 2022.

Name:	David G. Jemmett
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND CERTIFICATE OF INCORPORATION OF CERBERUS CYBER SENTINEL CORPORATION

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